Exhibit 10.9

July 15, 2016

Greg Korbel

3929 Netherfield Road

Philadelphia, PA 19129

Dear Greg:

On behalf of Aprea (US), Inc. (the “Company”), a wholly-owned U.S. subsidiary of Aprea AB (“Aprea”), I am pleased to confirm the terms and conditions of your employment as set forth below in this letter agreement (this “Agreement”).  Certain capitalized terms used in this Agreement without definition are defined in Section 14.

1.             Position.  Effective as of July 15, 2016, you will serve as the Vice President, Business Development, of the Company.  As Vice President, Business Development, you will have overall responsibility for the business development strategy and operations of the Company.  You will report to the Company’s Chief Executive Officer.  It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities, except for business and professional activities that do not interfere with your obligations under this Agreement and that are first disclosed to and approved by the Company’s Chief Executive Officer or Board of Directors (the “Board”).

2.             Place of Performance.  Your primary place of performance will be offices of the Company located in or around Boston, Massachusetts, and from time-to-time you may be required to travel to Company or Aprea offices located in Sweden and other geographic locations in connection with the performance of your duties.

3.             Salary.  The Company will pay you a salary at the rate of U.S. $220,000 per year, payable in accordance with its standard payroll practices and subject to applicable deductions and withholdings.  Your salary will be subject to periodic review and increase at the Board’s discretion in conjunction with the Company’s annual performance reviews.

4.             Bonus Compensation.  You will be eligible for a bonus targeted at 20% of your base salary.  For 2016, you will receive a prorated bonus based upon the fraction of the calendar year remaining from the commencement date of your employment.  Bonus payments are discretionary and will be based on achievement of Company and individual performance objectives, as determined by the Board in consultation with the Chief Executive Officer.  Payment of any bonus compensation shall be made in a single lump sum payment no later than March 15 of the year following the year to which the bonus relates.  Payment of your bonus compensation is not contingent on continued employment; if you are awarded a bonus, so long as you have not voluntarily terminated your employment or been terminated by the Company for Cause, the bonus will be paid to you regardless of whether you are still employed by the Company on the date on which the lump sum bonus payment is otherwise payable.

5.             Benefits/Vacation.  You will be eligible to participate in the employee benefits and insurance programs generally made available to full-time executive officers of the Company, including 20 days of paid time off and the Company’s standard medical and dental programs.

6.             At-Will Employment, Accrued Obligations.  Your employment will be “at will,” meaning you or the Company may terminate it at any time for any or no reason.  In the event of the termination of your employment for any reason, the Company shall pay you the Accrued Obligations, defined as (a) your base salary through the date of termination, (b) an amount equal to the value of your accrued unused vacation days, and (c) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

7.             Termination Without Cause or by Reason of Death or Disability.  In the event that (a) the Company terminates your at-will employment without Cause, or your employment terminates by reason of your death or Disability, and (b) you (and/or your representative, if applicable) (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company, which shall include a release against the Company, Aprea and related persons and entities (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company, Aprea or any Affiliate of the Company; and (iii) return all property belonging to the Company, Aprea or its Affiliates (“Company Property”) and comply with any instructions related to deleting and purging duplicates of such Company property (collectively, the “Termination Benefits Conditions”), the Company will continue your base salary for three months (six months if such termination occurs during the twelve-month period that immediately follows a Change of Control) (the “Termination Benefits”).  Any severance payments due hereunder shall commence (and, if applicable, any prorated bonus payment shall be made) as soon as administratively feasible within 60 days after your termination of employment provided you have timely executed and returned the Release and, if a revocation period is applicable, you have not revoked the Release.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.  To the full extent permitted by Code Section 409A, it is intended that any severance benefit hereunder shall be exempt from the requirements of Code Section 409A by reason of either (1) the exemption set forth in Treas. Regs. Section 1.409A-1(b)(9)(iii) or (2) the short-term deferral rule under Treas. Regs. Section 1.409A-1(b)(4).

8.             Termination of Employment Due to Your Resignation or Termination by the Company for Cause.  In the event your employment is terminated as a result of your (a) resignation for any reason, or (b) termination for Cause by the Company, you will not be eligible for any Termination Benefits.

9.             Confidential Information and Restricted Activities.  By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to Sections 9. 10 and 11 of this Agreement (collectively, the “Restrictive Covenant Agreements”).  For purposes of the Restrictive Covenant Agreements, “Company” shall mean the Company and its Affiliates.  You agree that during your employment and for the twelve month period after your employment with the Company ends for any reason (the “Restricted Period”) you will not (without the Company’s prior written consent), whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, (a) engage, participate or invest in any business activity anywhere in the world that develops, markets or sells any products, or performs or sells any services that directly or indirectly target the pharmacological restoration of normal function to wild type or missense-mutant  P53 in oncologic applications; provided that this shall not prohibit any investment by you in publicly traded stock of a company representing less than two percent of the stock of such company, (b) (i) solicit or attempt to solicit, or (ii) take away or divert from the Company, or attempt to take away or divert from the Company, the business or patronage of any customer(s) known to you or with respect to which you were involved in soliciting, in each case at any time during the twelve-month period that immediately preceded the termination of your employment with the Company and with which, as a result of your employment with the Company, you had business dealings or about which your acquired confidential information, or (c) (i) recruit or attempt to recruit, solicit or attempt to solicit, hire or attempt to hire, interfere with or endeavor to entice away or (ii) assist in recruiting or attempting to recruit, soliciting or attempting to solicit, hiring or attempting to hire, interfering with or enticing away any person who is or was employed by the Company or is or was an agent, representative or consultant of the Company within the six-month period preceding the termination of your employment with the Company.  You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  Any breach of any of the Restrictive Covenant Agreements is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.  If you breach any of the covenants contained in the Restrictive Covenant Agreements, in addition to the Company’s other legal and equitable remedies, the Company may cease any Termination Benefits to which you might otherwise be entitled.  Any such termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company including pursuant to the Release.  You further understand that your obligations under the Restrictive Covenant Agreements will continue in accordance with their express terms regardless of any changes in your title, position, duties, salary, compensation or benefits or other terms and conditions of employment.  You expressly consent to be bound by the provisions of the Restrictive Covenant Agreements for the benefit of the Company or any Affiliate or successor to whose employ you may be transferred.

10.          Return of Property.  All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Company information, whether created by you or others, which come into your custody or possession, are the exclusive property of the Company to be used by you only in the performance of your duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  In the event of the termination of your employment for any reason, you will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing proprietary information, and other materials of any nature pertaining to the proprietary information of the Company and to your work performed for the Company, and will not take or keep in your possession any of the foregoing or any copies.

11.          Developments.  You will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by you (alone or jointly with others) or under your direction during the period of your employment.  You acknowledge that all work performed by you is on a “work for hire” basis, and you hereby do assign and transfer and, to the extent any such assignment cannot be fully made at present, will assign and transfer, to the Company and its successors and assigns all your right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured, commercialized, marketed or sold by the Company or that may be used with such products or services; or (b) result from tasks assigned to you by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).  To preclude any possible uncertainty, you have provided on Exhibit A to this Agreement a complete list of Developments that you have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of your employment with the Company that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (“Prior Inventions”).  You have also listed on Exhibit A all patents and patent applications in which you are named as an inventor, other than those that have been assigned to the Company, (“Other Patent Rights”).  If no such disclosure is set forth on Exhibit A, you represent that there are no Prior Inventions or Other Patent Rights.  If, in the course of your employment with the Company, you incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, you hereby grant to the Company a nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, you will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.  This Agreement does not obligate you to assign to the Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on your own time and does not relate to the business efforts or research and development efforts in which, during the period of your employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, you will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  You understand that to the extent this Agreement is required to be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 12 will be interpreted not to apply to any invention which a court rules and /or the Company agrees falls within such classes.  You also hereby waive all claims to any moral rights or other special rights which you may have or accrue in any Company-Related Developments.

12.          Enforcement of Agreement; Relief.  You acknowledge and agree that the Restrictive Covenant Agreements and all other provisions of this Agreement that are intended to endure beyond the terms of your employment shall survive the termination of your employment and that any violation of any of the Restrictive Covenant Agreements will cause immediate and irreparable damage to the Company, entitling it to injunctive relief and other equitable remedies.  You specifically consent to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement.  In addition to injunctive relief, the Company is entitled to all money damages available under the law.

13.          Definitions.  For purposes of this Agreement:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, or an equity interest of 50% more (direct or indirect).

“Cause” means, in the sole discretion of the Chief Executive Officer:  (i) conduct by you in connection with your service to the Company or any Affiliate that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to the Company or any Affiliate or your willful failure to comply with reasonable and lawful directives of the Board or written policies of the Company that results in harm to the Company or any Affiliate; (iii) material breach by you of your material representations, warranties, covenants and/or obligations under the this Agreement; (iv) material misconduct by you that seriously discredits or damages the Company or any Affiliate; and/or (v) nonperformance or unsatisfactory performance of your material duties or responsibilities to the Company or any Affiliate; in the case of each of (ii), (iii), (iv) and (v) as determined in good faith by the Chief Executive Officer after written notice to you providing reasonable details of the alleged breach and not less than a 30 day period to cure the alleged breach; provided that the Company may suspend your employment, access, authority and duties during such cure period.

“Change of Control” will mean the occurrence of any of the following events after the date hereof:

(i)            the acquisition of the Company by another person or entity (other than an Affiliate) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company or any of its Affiliates), unless the Company stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity; provided that neither the sale by the Company or any of its Affiliates of its securities for the purposes of raising additional funds nor any trading in the Company’s capital stock after such time, if any, as the Company shall have a class of securities registered under the Securities Exchange Act of 1934 shall constitute a Change of Control hereunder; or

(ii)           a sale, exclusive worldwide license or other disposition of all or substantially all of the assets of the Company other than to an Affiliate.

14.          Tax Matters.

All payments and forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You hereby acknowledge that neither the Company has no duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or any of its Affiliates, or the Board related to tax liabilities arising from your compensation.

Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (a) six months and one day after your separation from service, or (b) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).  the Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with (or are exempt from) Section 409A of the Code.  The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

In the event that the Company determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to you constitute

“parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to you (after taking into account the value of the Restrictive Covenant Agreements, reasonable compensation for services, and any other available exemption) without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, the “Cutback Benefits”); provided, however, that no such reduction shall apply if either (a) the Company’s stockholders approve the Cutback Benefits (in accordance with the procedure described below) or (b) upon your request, the Company does not seek such stockholder approval and your net after-tax benefit, after applying the excise tax required by Section 4999 of the Code with respect to the full amount of the Parachute Payments (without reduction), would be more than your net after-tax benefit after subtracting the Cutback Benefits.  You shall be entitled to select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) shall be reduced hereunder; provided that if you fail to so select promptly, the Company shall select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) will be reduced.  Parachute Payments that are considered to be deferred compensation under Section 409A of the Code shall be reduced only to the extent that the complete reduction of the Parachute Payments in the preceding sentence is insufficient to eliminate the imposition of the excise tax imposed under Section 4999 of the Code.  Notwithstanding the foregoing, if applicable to the Company at that time, upon your request, the Company shall use reasonable efforts to obtain the approval of the Cutback Benefits by the Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G-1, it being understood and agreed that the Company does not guarantee that such approval will be obtained.  If the Company seeks but fails to attain the required stockholder approval described in the immediately preceding sentence, you will forfeit the Cutback Benefits.

15.          Interpretation, Amendment and Enforcement.  This Agreement, the Restrictive Covenant Agreements, and any other agreements evidencing equity grants to you by the Company and its Affiliates constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company or its Affiliates relating to the subject matter herein.  The terms of such agreements and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company and its Affiliates (the “Disputes”) will be governed by the laws of the State of Delaware, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Delaware in connection with any Dispute or any claim related to any Dispute.

16.          Assignment.  Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including, without limitation, the Restrictive Covenant Agreements) without your consent to one of its Affiliates or to any person with whom the Company or Aprea shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

17.          Severability.  In case any provisions (or portions thereof) contained in this Agreement (including the Restrictive Covenant Agreements) shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18.          Miscellaneous.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or board member of the Company.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  A facsimile or electronic transmission of a scanned copy of a signed counterpart signature page to this Agreement shall be deemed to be an originally executed copy for purposes of this Agreement.

19.          Other Terms.  By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from entering into this Agreement or performing your duties for the Company.

To indicate your acceptance of this Agreement, please sign and date this Agreement in the space provided below and return it to me by July 15, 2016.  We look forward to working with you.

Very truly yours,

APREA (US), Inc.

	By:	/s/ Christian S. Schade
Christian S. Schade
Chief Executive Officer

Accepted and Agreed:

/s/ Greg Korbel
Greg Korbel

Dated: July 15, 2016

EXHIBIT A

Prior Inventions and Other Patent Rights

None.

A-1